Exhibit 10.2

April 11, 2005

Mr. Paul Gifford

20668 Sevilla Lane

Saratoga, CA 95070

Re: Transition Proposal

Dear Paul

I hereby acknowledge receipt of your letter dated April 11, 2005 with respect to your resignation as President and Chief Operating Officer of Digimarc Corporation.  I want to express my appreciation for your service to Digimarc, and to outline our plan for a smooth transition of DIDS leadership responsibilities to Bob Eckel.

As we have discussed, we wish to mutually establish a reasonable period in which to accomplish this transition, and to memorialize our understanding of your commitment to provide for the smooth transition of responsibilities, to define your transition rights and responsibilities, and summarize the communication, reporting, location and other protocols under which we mutually intend to operate during the transition.  This letter of our mutual intent does not, however, constitute an employment agreement, and it is not to be interpreted, construed or enforced as an employment agreement.  You remain an at will employee of Digimarc through this transition period.

It is anticipated at this time that you will provide transition services to the company, as specified in this letter, for a period up to December 31, 2005, at which time you plan to either retire or otherwise no longer be an employee of Digimarc. During this transition period, Digimarc will continue to compensate you at your current rate of base salary (the same base salary which you received as President and COO).  We will also provide you reimbursement for all reasonable and necessary business expenses that you incur during the transition period in accordance with Digimarc’s usual and customary policies and procedures.  You will not be eligible to participate in the bonus plan for executive officers of the company after June 1, 2005; however, at the discretion of the Compensation Committee of the Board of Directors, you may be eligible for a partial bonus for that period during which you were President and COO.

At such time as we mutually agree to a date for your separation from Digimarc, we will jointly execute a separation and release agreement between you and Digimarc.  Following the execution of that agreement, and if the date of your separation is prior to December 31, 2005, then Digimarc will provide you with a lump sum severance payment for any balance of your annual salary through the end of the year that has not been paid as of that date, together with other amounts typically and customarily paid at the time of separation.  All such amounts will be specified in the separation and release agreement.

The severance payment described in this paragraph will be payable without any condition or qualification other than the execution of a separation and release agreement, unless you are terminated for cause (which we do not contemplate).  In addition, the company will either pay benefits or reimburse you for COBRA continuation coverage through December 31, 2005.

We anticipate that you will assist in a smooth transition of your responsibilities over the course of April, and that you will then take your paid sabbatical during May.  Digimarc will pay you for any accrued and unused vacation through December 31, 2005 or, if you depart before that date, the date of the separation and release agreement. All amounts paid to you at separation will be subject to appropriate payroll deductions, garnishments, taxes, and contributions.

During the transition, your title shall be Vice President, Special Projects, reporting to me in my capacity as Chief Executive Officer.  You will assist in the smooth and orderly transition of your responsibilities as Interim President, DIDS, to Bob Eckel, and assist in various other matters such as financial review and analysis of first quarter results and documentation of processes and controls, assist in special projects as requested, and perform other service as requested consistent with the general scope and intent of this letter.  You will be provided with office space and administrative staff, equipment, and other facilities as are necessary go carry out your duties.  During the transition, you may work out of your home office if it is more convenient, except to the extent I may request otherwise upon reasonable advance notice.

You will continue to be bound to all the terms and conditions of the Proprietary Information Agreement that you executed on April 23, 2001.  However, it will not be deemed a violation of that Agreement for you to pursue other employment or business opportunities during the transition period, nor shall such activities be deemed to interfere with your obligations to Digimarc during the transition period, except to the extent that such activities involve your association with a direct competitor.  Enclosed for your reference is Digimarc Corporation’s “Frequently Asked Questions About Digimarc’s Confidentiality, Trade Secret, and Non-Competition Agreement” (the FAQ”), which summarizes and interprets the applicable provisions of the Agreement and our enforcement policy with respect to it.

We look forward to a smooth and orderly transition, and appreciate your willingness and flexibility to assist in it.

Sincerely,

Bruce Davis

Chairman and Chief Executive Officer

Digimarc Corporation

Acknowledged and Accepted:

/s/ Paul Gifford

Date: 4/11/05